EXHIBIT 23(a)


                    Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 1998, which appears on page 35 of the 1997 Annual Report to Shareholders of American Water Works Company, Inc., which is incorporated by reference in American Water Works Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference in the Registration Statement of our report dated June 20, 1997 appearing on pages 6-7 of the Annual Report of the Savings Plan For Employees Of American Water Works Company, Inc. And Its Designated Subsidiaries on Form 11-K for the year ended December 31, 1996.



PRICE WATERHOUSE LLP


Philadelphia, Pennsylvania  19103
May 7, 1998